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                                                                   Exhibit 21.1

                                Subsidiaries of
                           OYO Geospace Corporation

OYO Geospace International, Inc., a Barbados corporation
OYOG, LLC, a Delaware limited liability company
OYOG Limited Partner, LLC, a Nevada limited liability company
OYOG Operations, LP, a Texas limited partnership
Geo Space, LP, a Texas limited partnership
OYO Geo Space Canada, Inc., an Alberta corporation
OYO Instruments LP, a Texas limited partnership
OYO Instruments Europe Limited, a United Kingdom company
Geospace Engineering Resources International, LP, a Texas limited partnership Geospace Engineering Resources EAME Limited, a United Kingdom company
Concord Technologies, LP, a Texas limited partnership
OYO Geospace J.V., LP, a Texas limited partnership
OYO-Geo Impulse International, LLC, a Russian limited liability company